Exhibit 99(b)


                         Independent Accountants' Report
                         -------------------------------

The Board of Directors
Household Finance Corporation

We have examined management's assertion that the servicing of home equity loans owned by Household Home Equity Loan Trust 2002-4 (the loans) has been conducted by Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions of the Sale and Servicing Agreement dated November 14, 2002 (the Agreement) for the period of November 14, 2002 to December 31, 2002. Management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion about Household Finance Corporation's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and in compliance with the audit guide for audits of non-supervised mortgagees approved by the Department of Housing and Urban Development (to the extent that the procedures in such audit guide are applicable to the servicing obligations set forth in the Agreement), accordingly, included examining, on a test basis, evidence about Household Finance Corporation's compliance with the terms and conditions of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the loans has been conducted by Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions of the Sale and Servicing Agreement dated November 14, 2002 for the period of November 14, 2002 to December 31, 2002 is fairly stated, in all material respects.


                                       /s/ KPMG LLP
                                       ------------
                                       KPMG LLP

Chicago, Illinois
February 28, 2003

                              Management Assertion
                              --------------------


For the period of November 14, 2002 to December 31, 2002, the servicing of home equity loans owned by Household Home Equity Loan Trust 2002-4 has been conducted by Household Consumer Lending, a division of Household Finance Corporation, in its capacity as subservicer for Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions of the Sale and Servicing Agreement dated November 14, 2002.


/s/ JOE VOZAR                               /s/ JORGE CORDON
-----------------------------------         -----------------------------------
Joe Vozar                                   Jorge Cordon
Chief Financial Officer-                    Managing Director- Operations-
Household Consumer Lending                  Household Consumer Lending


February 28, 2003                           February 28, 2003
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Date                                        Date